FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "**Amendment**") is effective as of ~~June~~ July 18, 2019, by and between NPBEACH MARINA LLC, a Michigan limited liability company ("**Landlord**"), and VERB TECHNOLOGY COMPANY, INC., a Nevada corporation ("**Tenant**"). Landlord and Tenant may each be referred to in this Amendment individually as a "**Party**", and collectively as the "**Parties.**"

RECITALS

A. Landlord and Tenant (as successor-in-interest to NFUSZ, Inc., a Nevada corporation) are parties to that certain Lease dated January 29, 2019 (the "**Existing Lease**"), for those certain premises initially containing approximately 4,884 square feet commonly known as 2210 Newport Boulevard, Suite 200, Newport Beach, California 92663, subject to increase by those certain premises containing approximately 1,850 rentable square feet 2210 Newport Boulevard, Suite 250, Newport Beach, California 92663, all as more particularly described in the Existing Lease (collectively, the "**Premises**"). The Premises is located within that portion of the commercial space within the mixed use project commonly known as VUE Newport located in the City of Newport Beach, Orange County, California, that is owned by Landlord (the "**Project**").

B. Pursuant to that certain letter dated March 26, 2019 (the "**Extension Notice**"), from Tenant to Landlord, Tenant has elected to exercise its right to extend the Term by a period of twenty-four (24) months, as set forth in Section 1.1 of the Existing Lease. The Parties desire to modify the Existing Lease to memorialize such extension.

C. The Commencement Date under the Existing Lease has not yet occurred, and the Estimated Commencement Date is now August 1, 2019.

D. The Parties desire to modify the Existing Lease on the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1. <u>Definitions</u>. All capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Existing Lease. The Existing Lease, as amended by this Amendment, is referred to herein as the "**Lease**".

2. <u>Term; Annual Rent</u>. The definitions of "Term" and "Annual Rent" as set forth in the Basic Lease Information of the Existing Lease are hereby deleted in their entirety and replaced with the following (and the following shall be deemed to be incorporated into the Existing Lease as though originally set forth therein):

"Term: Approximately eighty-nine (89) months, commencing on the Commencement Date (as defined below) and expiring on the last

day of the 89th full calendar month after the Commencement Date (the "**Expiration Date**"), subject to automatic extension as set forth in Section 3.2 below, and Tenant's extension option as set forth in Section 1.2 below."

"Annual Rent:

*Period	Approx. Monthly Installments of Annual Rent per Rentable Square Foot	Monthly Installments of Annual Rent
Months 1** – 17	$5.30	$25,885.20***
Months 18 – 29	$5.45	$26,617.80
Months 30 – 41	$5.60	$27,350.40
Months 42 – 53	$5.75	$28,083.00
Months 54 – 65	$5.90	$28,815.60
Months 66 – 77	$6.05	$29,548.20
Months 78 – 89	$6.20	$30,280.80

* Subject to adjustment in accordance with Section 3.2 below.

** Commencing on the Commencement Date and including any partial month in which the Commencement Date occurs, which partial month shall be prorated in accordance with Section 2.1 below.

*** Tenant's obligation to pay Annual Rent for the initial Premises shall be conditionally abated as follows: (a) one hundred percent (100%) of the Monthly Installments of Annual Rent shall be abated for the 1st through the 5th full calendar months after the Commencement Date, inclusive (i.e. for a period of five (5) full calendar months) (excluding any partial month in which the Commencement Date occurs), and thereafter, (b) a portion of the Monthly Installments of Annual Rent in an amount equal to $5,745.20 per month shall be abated for the 6th through the 12th full calendar months after the Commencement Date, inclusive (i.e. for a period of seven (7) full calendar months) (for the avoidance of doubt, Tenant shall remain obligated to pay the remaining portion of the Monthly Installments of Annual Rent in the amount of $20,140.00 per month during such period), as set forth in Section 2.4 below."

3. Allowances. The "Tenant Improvement Allowance" is hereby revised to be a total amount equal to $85.00 per rentable square foot within the initial Premises (i.e., $415,140.00, based upon the initial Premises containing 4,884 rentable square feet); and the "Must-Take Space Allowance" is hereby revised to be a total amount equal to $85.00 per rentable square foot within the Must-Take Space (i.e., $157,250.00, based upon the Must-Take Space containing 1,850

rentable square feet). Notwithstanding anything in the Lease to the contrary, if Tenant requests any changes to the Tenant Improvements or the Must-Take Space Improvements as a result of such increased allowances, and such changes are permitted in accordance with the terms of the Existing Lease, then any delays arising from such changes shall be deemed to be "Tenant Delays" for all purposes under the Existing Lease.

4. Security Deposit. The Security Deposit is hereby revised to be a total amount of $45,925.88. Upon execution of this Amendment, Tenant shall deposit with Landlord an amount equal to $2,222.22 (i.e., the revised Security Deposit (i.e., $45,925.88), less the amount of the Security Deposit currently held by Landlord (i.e., $43,703.66)).

5. Must-Take Space. Sections 3.2.4 through 3.2.6 of the Existing Lease are hereby deleted in their entirety and replaced with the following (and the following shall be deemed to be incorporated into the Existing Lease as though originally set forth therein):

"3.2.4 The lease term for the Must-Take Space (the "**Must-Take Space Term**") shall be for a period of approximately eighty-nine (89) months, commencing on the Must-Take Space Commencement Date and expiring on the last day of the 89th full calendar month after the Must-Take Space Commencement Date (the "**Must-Take Space Expiration Date**").

3.2.5 The Annual Rent for the Must-Take Space shall be as follows:

Period	Approx. Monthly Installments of Annual Rent per Rentable Square Foot	Monthly Installments of Annual Rent
Months 1* – 17	$5.30	$9,805.00**
Months 18 – 29	$5.45	$10,082.50
Months 30 – 41	$5.60	$10,360.00
Months 42 – 53	$5.75	$10,637.50
Months 54 – 65	$5.90	$10,915.00
Months 66 – 77	$6.05	$11,192.50
Months 78 – 89	$6.20	$11,470.00

* Commencing on the Must-Take Space Commencement Date and including any partial month in which the Must-Take Space Commencement Date occurs, which partial month shall be prorated in accordance with Section 2.1 above.

** Tenant's obligation to pay Annual Rent for the Must-Take Space shall be conditionally abated as follows: one hundred percent (100%) of the Monthly Installments of Annual Rent shall be abated for the 1st through the 5th full calendar months after the Must-Take Space Commencement Date, inclusive (i.e. for a period of five (5) full calendar months) (excluding any

partial month in which the Must-Take Space Commencement Date occurs), as set forth in Section 2.4 above.

3.2.6 Notwithstanding anything in this Lease to the contrary, effective as of the Must-Take Space Commencement Date, the Term of this Lease for the initial Premises shall be automatically extended to expire on the Must-Take Space Expiration Date, such that the Term for the initial Premises and the Must-Take Space are coterminous. The period of time between the original Expiration Date and the Must-Take Space Expiration Date is referred to herein as the "**Extension Period**". Effective as of the Must-Take Space Commencement Date, the Annual Rent payable for the initial Premises as set forth in the Basic Lease Information shall be revised so that the period of "Months 1 – 17" as set forth in the Basic Lease Information (referred to herein as the "**Initial Period**") shall be extended by a period equal to the Extension Period, and all subsequent rent escalations for the initial Premises as set forth in the Basic Lease Information shall be appropriately adjusted to occur annually after the expiration of the Initial Period, as extended by the Extension Period. Notwithstanding the foregoing, Tenant shall not be entitled to any additional abatement of Annual Rent with respect to the initial Premises as a result of the Extension Period.

The following is a sample calculation for example purposes only, and the actual dates and periods will adjust based on the actual Commencement Date and the actual Must-Take Commencement Date: If the Commencement Date occurs on August 1, 2019, and the Must-Take Commencement Date occurs on January 1, 2020, the following would apply:

3.2.6.1 The Term for the initial Premises shall originally be scheduled to expire on December 31, 2026 (i.e., eighty-nine (89) months after the Commencement Date).

3.2.6.2 The Term for the Must-Take Space shall be scheduled to expire on May 31, 2027 (i.e., eighty-nine (89) months after the Must-Take Space Commencement Date).

3.2.6.3 Effective as of the Must-Take Space Commencement Date, the Term for the initial Premises shall be automatically extended to expire on May 31, 2027, making the Extension Period five (5) months (i.e., the period between December 31, 2026, and May 31, 2027).

3.2.6.4 Effective as of the Must-Take Space Commencement Date, the Annual Rent for the initial Premises shall be revised as follows:

*Period	Approx. Monthly Installments of Annual Rent per Rentable Square Foot	Monthly Installments of Annual Rent
Months 1 – 22	$5.30	$25,885.20**
Months 23 – 34	$5.45	$26,617.80
Months 35 – 46	$5.60	$27,350.40
Months 47 – 58	$5.75	$28,083.00
Months 59 – 70	$5.90	$28,815.60
Months 71 – 82	$6.05	$29,548.20

Months 83 – 94	$6.20	$30,280.80

* Commencing on the Commencement Date and including any partial month in which the Commencement Date occurs, which partial month shall be prorated in accordance with Section 2.1 above.

** Tenant's obligation to pay Annual Rent for the initial Premises shall be conditionally abated as follows: (a) one hundred percent (100%) of the Monthly Installments of Annual Rent for the initial Premises shall be abated for the 1st through the 5th full calendar months after the Commencement Date, inclusive (i.e. for a period of five (5) full calendar months) (excluding any partial month in which the Commencement Date occurs), and thereafter, (b) a portion of the Monthly Installments of Annual Rent for the initial Premises in an amount equal to $5,745.20 per month shall be abated for the 6th through the 12th full calendar months after the Commencement Date, inclusive (i.e. for a period of seven (7) full calendar months) (for the avoidance of doubt, Tenant shall remain obligated to pay the remaining portion of the Monthly Installments of Annual Rent for the initial Premises in the amount of $20,140.00 per month during such period), as set forth in Section 2.4 above."

6. Extension of Term. Tenant acknowledges and agrees that this Amendment memorializes Tenant's election to extend the Term pursuant to Section 1.1 of the Existing Lease, and that the terms of this Amendment shall control over and supersede any terms of the Extension Notice. Tenant shall have no further right to extend the Term pursuant to Section 1.1 of the Existing Lease.

7. Miscellaneous. Except as otherwise revised by this Amendment, all terms and conditions of the Existing Lease shall remain unchanged and in full force and effect. Tenant hereby ratifies and confirms the Lease. To the extent of any conflict between the terms of this Amendment and the terms of the Existing Lease, the terms of this Amendment shall control. This Amendment may be executed in counterparts, including the transmission of counterparts via electronic means, each of which shall be deemed an original, and together shall constitute one and the same document. The Recitals set forth in this Amendment are hereby incorporated by reference. The caption and section headings of this Amendment are inserted for convenience of reference only and shall in no way define, describe or limit the scope or intent of this Amendment or any of its provisions. This Amendment shall be binding upon and inure to the benefit of the Parties hereto and, their successors and assigns subject to the terms and conditions of the Existing Lease; shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be wholly performed within said State, without regard to choice of law principles; and may not be modified or amended in any manner other than by a written agreement signed by both Parties. If any term or provision of this Amendment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Amendment or the application of such term or provision to persons or circumstances other than those as to which it is invalid or enforceable shall not be affected thereby, and, except to the extent invalid or unenforceable as described in this sentence above, this Amendment shall remain valid and enforceable to the fullest extent permitted by law.

This Amendment, together with the Existing Lease to the extent not inconsistent with this Amendment, constitutes the final and complete expression of the Parties' agreements with respect to the subject matter of this Amendment, and any prior negotiations or transmittals with respect to the subject matter of this Amendment (other than the Existing Lease to the extent not inconsistent with this Amendment) shall be of no force or effect. Landlord and Tenant agree and acknowledge that this Amendment has been freely negotiated by both Parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Amendment or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either Party by virtue of that Party having drafted this Amendment or any portion thereof.

8. Acknowledgment of Disclosures. Tenant acknowledges that it is in receipt of one (1) or more disclosures from, or on behalf of, Landlord in connection with certain leaks and other construction-related issues that impact the Project, including, without limitation, (a) that certain letter agreement re: VUE Newport – Lease Disclosure, executed by Tenant concurrently with the execution of the Existing Lease, and (b) that certain letter agreement dated June 6, 2019, re: Verb Technology Company, Inc. Lease at VUE Newport; Acknowledgment and Agreement, executed by Tenant on June 9, 2019. Further, Tenant acknowledges that such matters have not yet been resolved and that additional construction-related issues have been, or may in the future be, discovered at the Project.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered in their name and on their behalf as of the date first above written.

LANDLORD:

NPBEACH MARINA LLC,
a California limited liability company

By: Dart Interests LLC,
a Delaware limited liability company
Its: Member

DocuSigned by:
By: ______________________
30C4FB755B1B4E8...
Name: Chris Kelsey
Its: President

TENANT:

VERB TECHNOLOGY COMPANY, INC.,
a Nevada corporation

DocuSigned by:
By: Jeff Clayborne
301500F703D5478...
Name: Jeff Clayborne
Its: CFO

DocuSigned by:
By: Rory Cutaia
BD01572AEE01472...
Name: Rory Cutaia
Its: CEO